Exhibit 99.(a)(1)(H)

FORM OF EMAIL REMINDER OF EXPIRATION DATE

To:	Eligible Option Holders

REMINDER - If you are electing to exchange any or all of your Eligible Options under the Offer to Exchange Certain Stock Options for Replacement Options (the “Offer”), the deadline to deliver your Election Form is 5:00 p.m., Pacific Time, on November 14, 2008 (the “Expiration Date”).

If you decide to participate in the Offer, you must complete and submit the Election Form in accordance with the instructions provided with the form by the Expiration Date of the Offer. If the Offer is extended by the Company beyond that time, you may submit the Election Form at any time until the extended expiration of the Offer.

LATE SUBMISSIONS WILL NOT BE ACCEPTED. THEREFORE, WE URGE YOU TO RESPOND EARLY TO AVOID ANY LAST MINUTE PROBLEMS.

If you are not electing to tender any of your Eligible Options for exchange, then no action is required on your part.

To obtain copies of any Offer documents, please contact Stacey Rodriguez at (248) 619-9270 or by email at srodriguez@qtww.com.

If you have any questions regarding the Offer, please contact Kenneth Lombardo at (248) 619-9277 or by email at klombardo@qtww.com.